Exhibit 12.2: Pinnacle Energy Services, LLC


Reserve     Oil     Gas      Cash Flow   PV10
Categories	(MBO)   (MMCF)	    ($M)	   ($M)
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PDP	31.3	185.3	2,386.1	1,970.6
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PDNP	19.9	55.0	1,039.5	909.0
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PUD	65.6	329.2	4,212.8	3,307.1
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Total
Proved	116.9	569.5	7,638.3	6,186.7
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Total
Probable	8.6	516.7	1,420.3	802.3
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Total All
Categories	125.5	1,086.2	9,058.6	6,989.0
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          Dollar values in ($M) thousands of dollars































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